IN BOSTON 1666 K STREET, N.W. WASHINGTON, D.C. 20006 (202) 775-1200 FAX NO. 202-293-2275	SULLIVAN & WORCESTER LLP ONE POST OFFICE SQUARE BOSTON, MASSACHUSETTS 02109 (617) 338-2800 FAX NO. 617-338-2800 WWW.SANDW.COM	IN NEW YORK CITY 1290 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10104 (212) 660-3000 FAX NO. 212-660-3001

November 10, 2003

Calvert Tax-Free Reserves
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Re:	Acquisition of Assets of Calvert Tax-Free Reserves California Money Market Portfolio

Ladies and Gentlemen:

        You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

         Calvert Tax-Free Reserves California Money Market Portfolio (“Target Fund”) is a series of Calvert Tax-Free Reserves (the “Trust”), a Massachusetts business trust.

         Calvert Tax-Free Reserves Money Market Portfolio (“Acquiring Fund”) is also a series of the Trust.

Description of Proposed Transaction

         In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the identified liabilities of Target Fund. Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

        In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization to be signed by the Trust with respect to and on behalf of Acquiring Fund and Target Fund dated as of October 3, 2003 (the “Reorganization Agreement”) which is Exhibit A to a prospectus/proxy statement submitted to the Securities and Exchange Commission, which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

        Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

        One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity's historic assets in its own business. The regulations, and recent private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the acquired fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Acquired Fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise is present only if the Acquiring Fund continues the historic business of the Target Fund.

        There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise; even though both funds were in the business of investing. In one private letter ruling (which is not legally a precedent on which future decisions can be based) there is a hint that the acquisition of all of the assets of a municipal bond fund concentrating on obligations of a particular state by another municipal bond fund concentrating on obligations of the same state would satisfy the continuity of business enterprise requirement. There is no guidance as to whether acquisition of assets of a municipal bond fund concentrating on obligations of a single state by a municipal bond fund free to invest in obligations of any state can satisfy the continuity of business enterprise test.

        The Reorganization appears to be closer to the facts of the two municipal bond funds concentrating on the obligations of a single state than to the acquisition of a corporate debt and equity fund by a municipal bond fund. There is therefore good reason to believe that the continuity of business enterprise requirement is satisfied. However, because of the lack of definitive guidance, our opinions cannot be free from doubt.

Opinions

        Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

        1.           The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund will constitute a “reorganization” within the meaning of § 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund will each be “a party to a reorganization” within the meaning of § 368(b) of the Code.

        2.        No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund.

        3.        No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

        4.        The shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

        5.        The aggregate tax basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

        6.        The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets to the Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

        The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(c) and 9(d) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SULLIVAN & WORCESTER LLP ————————————————— SULLIVAN & WORCESTER LLP